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                                                                    Exhibit 15.1



January 21, 1999

The Gap, Inc.
One Harrison Street
San Francisco, California 94105

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended October 31, 1998 and November 1, 1997, for the periods ended August 1, 1998 and August 2, 1997, and for the periods ended May 2, 1998 and May 3, 1997, as indicated in our reports dated November 10, 1998, August 11, 1998, and May 12, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended October 31, 1998, August 1, 1998, and May 2, 1998, are being incorporated by reference in this Registration Statement on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Francisco, California